FOR IMMEDIATE RELEASE
Phone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Media Contact: Joanne Brigandi x4240
February 26, 2009

SJI Reports Robust 2008 Results
Achieves Record Earnings on both a GAAP and Economic Earnings Basis

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced income from continuing operations for the full year 2008 of $77.2 million, or $2.59 per share, compared with income from continuing operations of $62.7 million, or $2.12 per share for 2007. SJI’s Economic Earnings from continuing operations for the full year 2008 increased 9% to $67.9 million, or $2.27 per share, compared with $61.8 million, or $2.09 per share, for 2007.
 “The strength of SJI’s 2008 performance, particularly in this challenging economic environment, is a testament to the solid foundation upon which our company is built,” said SJI Chairman and CEO Edward J. Graham. “Our utility, South Jersey Gas, consistently provides safe, reliable service to our customers. Our non-utility businesses deliver innovative solutions that leverage our expertise in energy management. This combination positions us well to capitalize on our strong prospects in 2009 and beyond, particularly as it relates to the New Jersey Energy Master Plan and the recently announced energy initiatives at the Federal level,” continued Graham.
The non-GAAP measure, Economic Earnings, adjusts income from continuing operations by eliminating all unrealized gains and losses on both commodity derivative transactions and the ineffective portion of interest rate derivative transactions, and adjusts for realized gains and losses attributed to hedges on inventory transactions. (Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release.)

Highlights:
➢	Economic Earnings increased by $6.1 million for the full year.
➢	Raised our annualized dividend by $0.11 to $1.19 per share, an increase of over 10%.
➢	Combined with dividends paid in 2008, shareholders received a total return on investment of almost 14%.
➢	Investors realized an 18% annualized total return for the 5-year period ended December 31, 2008.
➢	Maintained a strong balance sheet: equity-to-capitalization rate was 47.4% at December 31, 2008, and averaged 51.3% for the full year.
➢	Entered an agreement for the development of our interest in the Marcellus Shale.
➢	SJG’s senior secured rating upgraded with a positive outlook by Moody’s Investor Services in February 2009.
➢	2009 opportunities include SJG regulatory filings and significant hedged income opportunities at our Asset Management and Marketing business.
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Non-Utility Posts Strong Results: Non-utility operations reported income from continuing operations on a GAAP basis of $37.8 million in 2008 compared with $24.6 million of income from continuing operations in 2007. On an Economic Earnings basis, non-utility income from continuing operations for the year was $28.5 million, compared with $23.7 million earned in 2007. The increase in Economic Earnings was due primarily to strong performance at our asset management and marketing, on-site energy production, and appliance service businesses. GAAP results reflect the impact of net unrealized gains from mark-to-market accounting for derivative transactions at our asset management and marketing, and on-site energy production businesses. Non-utility operations produced GAAP income of $9.3 million and $4.5 million for the fourth quarters of 2008 and 2007, respectively. Economic Earnings from continuing operations at our non-utility businesses increased slightly to $7.4 million for the fourth quarter of 2008, compared with $7.2 million for the same period in 2007. Performance at our key non-utility business lines was as follows:

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Asset Management & Marketing - Economic Earnings in 2008 for this business line rose to $21.6 million compared with $18.9 million in 2007. For the fourth quarter of 2008 this business contributed $6.5 million to Economic Earnings compared with $6.0 million for the same period of 2007. Economic Earnings for 2008 benefited significantly from the increased value of pipeline capacity, which served to offset market conditions that produced tighter margins for storage capacity. Having 12.2 Bcf of gas storage capacity under management and an average of 124,000 dekatherms per day of pipeline capacity created opportunities for this business to lock in attractive margins resulting from volatility in market pricing. For the current winter season, we are 100% hedged and locked in $34 million in pretax profits. This is a 17% improvement over what we reported was locked in for this business in our third quarter 2008 earnings release. For the 2009-2010 winter season, our assets hold $37.5 million in pre-tax market value with approximately 66% of our portfolio hedged. The 2009-2010 portfolio reflects the improved value of storage and an additional 30,500 dts of pipeline capacity that was acquired in early 2009. As we did during the 2008-2009 winter season, we will continue to optimize the 2009-2010 portfolio to further enhance the value of these assets.

In December, we entered into an agreement with St. Mary Land & Exploration Company to monetize our 30% investment in 21,000 contiguous acres in the Marcellus Shale. The upfront lease payment we received adds an estimated 2 cents to earnings per share annually over the 7-year life of the lease. The lease includes certain royalties and carries working interest rights that present the potential for significant income contribution based upon the property’s productivity.

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On-Site Energy Production - Our on-site energy production business, Marina Energy, contributed $5.0 million in Economic Earnings to SJI’s bottom line in 2008, compared with $3.6 million in the prior year. For the fourth quarter of 2008, this business added Economic Earnings of $0.5 million, down slightly from $0.7 million for the same period in 2007. Marina’s full year 2008 performance reflected improved operating performance and the opening of the Borgata’s new Water Club tower in June 2008.

Looking to other energy project opportunities, SJI’s fourth landfill gas-to-electricity project, a joint-venture to develop a two megawatt facility for Salem County, NJ, was put into operation in December 2008. Work is progressing on a multi-million dollar solar project for an educational facility, which began the first phase of operations in January 2009. We continue to pursue energy project opportunities similar to these, as well as other combined heat and power (CHP or cogeneration) projects in line with the recently announced New Jersey Energy Master Plan and energy initiatives at the Federal level. Medical, educational and governmental facilities are particularly well suited applications for these projects. Marina develops, owns and operates on-site energy plants. We expect these projects to provide annuity-like income streams under long-term contracts.

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Retail Services – Retail services, which include appliance warranty and repair, HVAC installation, and meter reading, contributed $1.9 million in 2008, a 46% increase compared with $1.3 million for 2007. For the fourth quarter of 2008, retail services produced $0.4 million of net income compared with $0.5 million in 2007.

Utility Business Performance: South Jersey Gas reported net income of $39.4 million in 2008 compared with $38.0 million in 2007. In the fourth quarter of 2008, SJG reported net income of $12.8 million, up from the $11.6 million posted for the same period in 2007. Performance drivers for the year include increased customer conversions from other heating fuel sources to natural gas, higher margins earned on off-system sales, and lower interest expense.

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Customer Growth - South Jersey Gas added 4,473 customers during the 12-month period ended December 31, 2008, for a total of 340,136. The 1.3% increase was achieved despite the significant slowdown in the new housing construction market as customers converted from other fuel sources to natural gas. Customers added in the past 12 months are anticipated to contribute approximately $1.5 million to net income annually. Natural gas remains the fuel of choice within our service territory, with over 95% of all new homes constructed using natural gas as their primary heating source. The clean burning characteristics of natural gas and the price advantage currently enjoyed by natural gas heat over alternative heating fuels typically used in our market should also support our efforts to acquire new customers in both the new housing and conversion markets. Conversion customers, which have averaged 1,700 per year over the past 5 years, jumped to almost 2,700 customers in 2008. Conversion interest remains high entering 2009. We also expect a continuation in the trend of obtaining strong margins from new commercial customers that we have experienced in recent years.

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Regulatory Update – Our customers have saved approximately $50 million with SJG’s Conservation Incentive Program since its inception in October 2006. In turn, over $22.9 million of SJG’s net income has been protected under the CIP. The CIP has enabled SJG to actively promote energy conservation in our service territory, helping our customers lower their energy bills. In addition, our customers are also benefiting under the CIP from reduced costs achieved within our gas supply and storage portfolio. Given the prominence of decoupling mechanisms in both the New Jersey Energy Master Plan and the recently announced Federal energy initiatives, we anticipate that the decoupling clause will be made permanent.

SJG recently filed two petitions with the New Jersey Board of Public Utilities that advance the economic stimulus plans proposed by Governor Corzine. The first accelerates into 2009 and 2010 approximately $100 million of capital spending on various utility infrastructure projects; SJG anticipates that the BPU will approve a Capital Investment Recovery Tracker that will allow recovery of, and return on, the incremental $100 million in capital spending through rates. The second proposes a $17 million Energy Efficiency Tracker that complements our existing CIP program and incents the customer to conserve energy while again allowing us to recover and earn on our investment. We plan to file a base rate case in early 2010, which will reflect an estimated $380 million in capital investment since our last base rate case, not including the accelerated $100 million in infrastructure spending. Approximately 45 percent of the $380 million in capital will have been spent on revenue-producing plant which is recovered from customers.

SJI’s Financial Position Remains Strong: Our equity-to-capitalization ratio, inclusive of short-term debt, was 47.4% at December 31, 2008, down from 50.3% at the end of 2007. Higher short term debt balances primarily due to under-recoveries of certain regulatory clause balances is the driver for the decrease. The New Jersey Board of Public Utilities approved rate changes last November and December that will enable the company to collect these under-recoveries during 2009. The 2008 average equity-to-capitalization ratio was 51.3%. Our goal remains for this ratio to average 50% annually. SJI’s liquidity position also remains strong as we have maintained good access to external financing sources during this extended period of market turmoil. Moody’s Investor Services recently upgraded South Jersey Gas’ senior secured rating from “Baa1” to “A3” with a positive outlook, which should only further enhance our ability to access the capital markets.

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Explanation and Reconciliation of Non-GAAP Financial Measures: This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Asset Management & Marketing Economic Earnings, and On-site Energy Production Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions and the ineffective portion of interest rate derivative transactions that we are marking to market, and (2) adjusting for realized gains and losses, as applicable and in each case after tax, on all hedges attributed to inventory transactions to align them with the related cost of inventory in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn related to derivative transactions. Specifically, we believe that this financial measure indicates to investors the profitability of all portions of these transactions and not just the portion that is subject to mark-to-market valuation measurement. Considering only one side of the transaction can produce a false sense as to the profitability of our derivative activities, as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share:

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	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
	(In thousands except per share data)		(In thousands except per share data)

Income from Continuing Operations	$21,889	$16,114	$77,178	$62,659
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(2,527)	3,054	(3,774)	(2,141)
Realized (Gains)/Losses on Inventory Injection Hedges	642	(373)	(5,528)	1,289
Economic Earnings	$20,004	$18,795	$67,876	$61,807

Earnings per Share from Continuing Operations	$0.73	$0.54	$2.59	$2.12
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(0.08)	0.10	(0.13)	(0.07)
Realized (Gains)/Losses on Inventory Injection Hedges	0.02	(0.01)	(0.19)	0.04
Economic Earnings per Share	$0.67	$0.63	$2.27	$2.09

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
	(in thousands except per share data)		(in thousands except per share data)

Non-Utility Income From Continuing Operations	$9,265	$4,496	$37,803	$24,600
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(2,527)	3,054	(3,774)	(2,141)
Realized (Gains)/Losses on Inventory Injection Hedges	642	(373)	(5,528)	1,289
Non-Utility Economic Earnings	$7,380	$7,177	$28,501	$23,748

Asset Management & Marketing Income From Continuing Operations	$10,099	$3,313	$32,642	$19,736
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Commodity Derivatives	(4,243)	3,054	(5,490)	(2,141)
Realized (Gains)/Losses on Inventory Injection Hedges	642	(373)	(5,528)	1,289
Asset Management & Marketing Economic Earnings	$6,498	$5,994	$21,624	$18,884

On-site Energy Production (Loss)/Income From Continuing Operations	$(1,211)	$676	$3,236	$3,595
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Interest Rate Derivatives	1,715	-	1,715	-
On-site Energy Production Economic Earnings	$504	$676	$4,951	$3,595

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Webcast and Conference Call Details
South Jersey Industries’ President and CEO, Edward J. Graham, will be hosting an open conference call and webcast on Thursday, February 26, 2009 at 1:30 pm EST to discuss the company’s 2008 results and future prospects. To participate in the conference call, dial 1-888-679-8040 approximately 15 minutes ahead of the scheduled time and enter the participant passcode 96081173. To access the webcast simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the passcode 46821457. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

About South Jersey Industries
South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; installs solar systems; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.
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SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended December 31,			Twelve Months Ended December 31,
			Increase			Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)
Operating Revenues:
Utility	$166,929	$169,933	$(3,004)	$560,191	$611,007	$(50,816)
Nonutility	100,748	90,123	10,625	401,786	345,364	56,422

Total Operating Revenues	267,677	260,056	7,621	961,977	956,371	5,606

Operating Expenses:
Cost of Sales - (Excluding Depreciation)
Utility	113,945	119,087	(5,142)	375,549	433,495	(57,946)
Nonutility	72,752	74,376	(1,624)	303,893	273,206	30,687
Operations	22,964	21,956	1,008	79,769	73,577	6,192
Maintenance	2,487	1,899	588	7,899	6,345	1,554
Depreciation	7,479	7,058	421	29,237	27,942	1,295
Energy and Other Taxes	3,493	3,292	201	12,121	12,183	(62)

Total Operating Expenses	223,120	227,668	(4,548)	808,468	826,748	(18,280)

Operating Income	44,557	32,388	12,169	153,509	129,623	23,886

Other Income and Expense	(118)	1,238	(1,356)	1,117	2,422	(1,305)
Interest Charges	(8,430)	(7,092)	(1,338)	(25,676)	(27,215)	1,539

Income Before Income Taxes	36,009	26,534	9,475	128,950	104,830	24,120

Income Taxes	(13,703)	(10,706)	(2,997)	(51,948)	(43,056)	(8,892)
Equity in Earnings of Affilated Companies	(417)	286	(703)	176	885	(709)

Income from Continuing Operations	21,889	16,114	5,775	77,178	62,659	14,519

Loss from Discontinued Operations - (Net of tax benefit)	(146)	(155)	9	(247)	(391)	144

Net Income	$21,743	$15,959	$5,784	$76,931	$62,268	$14,663

Basic Earnings Per Common Share:
Continuing Operations	$0.74	$0.54	$0.20	$2.60	$2.13	$0.47
Discontinued Operations	(0.01)	0.00	(0.01)	(0.01)	(0.02)	0.01

Basic Earnings Per Common Share	$0.73	$0.54	$0.19	$2.59	2.11	$0.48

Average Common Shares Outstanding - Basic	29,729	29,574	155	29,707	29,480	227

Diluted Earnings Per Common Share:
Continuing Operations	$0.73	$0.54	$0.19	$2.59	$2.12	$0.47
Discontinued Operations	0.00	(0.01)	0.01	(0.01)	(0.02)	0.01

Diluted Earnings Per Common Share	$0.73	$0.53	$0.20	$2.58	$2.10	$0.48

Average Common Shares Outstanding - Diluted	29,886	29,688	198	29,843	29,593	250

FOR IMMEDIATE RELEASE